Exhibit 3.1

MC-199127

Certificate Of Incorporation

I, MELANIE E. RIVERS-WOODS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Vantage Drilling Company

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 14th day of November Two Thousand Seven

[SEAL]	Given under my hand and Seal at George Town in the Island of Grand Cayman this 14th day of November Two Thousand Seven

Assistant Registrar of Companies, Cayman Islands.